Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Quarterly Net Income,

Expanded Net-interest Margin and Loan Production

Assets of largest bank headquartered in Florida reach $12.9 billion

Third-Quarter 2006 Highlights:

•	Record net income of $23.8 million

•	Net-interest margin of 2.18%, up 52 basis points from the same quarter last year

•	Total deposits of $5.9 billion, up 39% from June 30th last year

•	Core deposits of $4.2 billion, up 35% from June 30th last year

•	Total assets of $12.9 billion, up 29% from June 30th last year

•	Total loan production of $1.8 billion, up 17% over same quarter last year

•	Two new branch locations, one additional market

CORAL GABLES, Fla., July 14, 2006 - BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today reported record net income of $23.8 million for the quarter ended June 30, 2006, compared to $(14.8) million for the same quarter last year.

Basic and diluted earnings for the third quarter of 2006 were $0.65 and $0.62 per share, respectively, up from $(0.50) and $(0.50) per share, respectively, for the same quarter last year. Earnings per share for this quarter ended June 30, 2006, include the fully dilutive effect of 5.75 million shares of Class A common stock issued in the January 2006 public offering.

Net income for the nine months ended June 30, 2006, was $59.7 million, compared to $13.2 million for the same period in the prior year. Basic and diluted earnings per share for the nine-month period were $1.77 and $1.66, respectively, as compared to $0.43 and $0.41 for the same period in the prior year.

The net loss for the quarter ended June 30, 2005, included an after-tax charge of $24.6 million related to the company’s prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and the settlement of related swaps. Excluding losses related to the FHLB prepayments, BankUnited’s net income for the quarter ended June 30, 2005, was $9.8 million, and the basic and diluted earnings were $0.32 and $0.30 per share, respectively. Excluding losses related to FHLB prepayments, net income for the nine months ended June 30, 2005, was $37.9 million, and the basic and diluted earnings were $1.25 and $1.17 per share, respectively. For more information, please see the reconciliation of GAAP to non-GAAP measures.

“The dedicated effort of each and every member of the BankUnited team has led to outstanding results this quarter,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “Our double-digit growth in key financial measures is the result of a focused daily effort and ongoing commitment to our customers. Programs we implemented in previous quarters to improve margin, reduce the rate of repayments and maximize loan sale opportunities have all gained traction. Most importantly, our asset quality continues to remain strong as the company grows.”

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BankUnited Announces Record Quarterly Net Income 2-2-2

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “We have a lot to be proud of this quarter. In addition to 34% year-over-year growth in our commercial, commercial real estate and consumer portfolios, we hit new records in several loan and deposit categories. On the retail side, as larger out-of-state banks move into Florida, our micro-market strategy differentiates us from the competition. By understanding and reacting to the unique needs of the neighborhoods we serve, we are able to give consumers the products and services they really want. Our branch expansion plans for the next few quarters include movement into several new markets and the addition of branches within our existing footprint. We are confident that our new locations will contribute at the same pace as the branches we have opened in the previous 12 months.”

Net-Interest Margin

The net-interest margin improved to 2.18% this quarter from 2.07% for the preceding quarter, and was up from 1.66% for the same quarter last year. BankUnited’s margin continued to expand due to the success of the commercial banking strategies, the further development of the mortgage product offerings and the execution of programs implemented in prior quarters, including those relating to prepayments.

The improvement in margin has continued even as the Federal Reserve has increased rates. Should the Fed slow down or pause in its increases, it is anticipated that BankUnited’s net-interest margin could significantly benefit from further upward re-pricing of adjustable rate mortgages without a commensurate increased pricing of the bank’s liabilities.

Deposit Growth

Total deposits increased 39% to $5.9 billion at June 30, 2006, up from $4.2 billion at June 30, 2005. Core deposits, which, consistent with industry practice were redefined during the quarter ended March 31, 2006, to include certificates of deposit of $100,000 and less, increased to $4.2 billion at June 30, 2006, up 35% from June 30, 2005. Non-interest bearing deposits rose to $385 million at June 30, 2006, up 18% from June 30, 2005.

Loan Production and Balances

Total loan originations were $1.8 billion for the quarter, up 17% over the third quarter of last year. Total loans grew by $627 million, or 6%, during the quarter to $10.5 billion as of June 30, 2006.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $1.6 billion for the quarter, up 42% over the third quarter of last year. Residential mortgage loan balances increased $633 million during the quarter to $8.9 billion at June 30, 2006. Although the national housing market is showing signs of a slowdown, BankUnited continues to experience strong loan production.

During the quarter BankUnited originated $1.5 billion of Monthly Treasury Average (MTA) option ARM residential loans, an increase of 60% over the third quarter of last year. For the quarter ended June 30, 2006, option ARM loans comprised 92% of BankUnited’s residential loan production, compared to 82% during the third quarter last year.

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BankUnited Announces Record Quarterly Net Income 3-3-3

The majority of these loans contain payment options that enable borrowers to select from different types of mortgage payments each month. If the borrower selects a minimum payment option, interest may be added to the original loan balance, which results in negative amortization. The average Loan-to-Value (LTV) of BankUnited’s MTA loans at inception was 77%, as of June 30, 2006. The average LTV of the MTA portfolio after the inclusion of the purchase mortgage insurance was 73%. In almost all circumstances, loans produced with LTVs greater than 80% require the purchase of mortgage insurance. Current LTVs may actually be lower than stated due to appreciation of housing markets as well as reduction of principal. The average balance of an MTA loan in the portfolio as of June 30, 2006, was $299,000. As of June 30, 2006, the portfolio of MTA loans of $6.0 billion had negative amortization of $57 million, or 1%. As of June 30, 2006, less than 4% of MTA loans in the portfolio had negative amortization greater than 3% of the original principal amount.

Consumer loan balances, which exclude specialty consumer mortgage loans originated through branch offices, grew by $108 million, or 44%, to $354 million from June 30, 2005.

Commercial and commercial real estate loan balances grew to $1.1 billion at June 30, 2006, up 32% from June 30th last year.

Non-Interest Income

Total non-interest income was $10.5 million for the quarter, up 183% from the same quarter last year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $3.0 million for the third quarter of fiscal 2006, up 35% from the same quarter last year.

As part of its ongoing strategic balance sheet management process BankUnited sold $495 million of residential mortgage loans during the quarter, which resulted in a gain of $5.0 million, up 168% when compared to loans sales of $424 million with a gain of $1.9 million for the quarter ended March 31, 2006. The increase in both volume and gain on loan sales reflect the markets’ favorable perception of BankUnited’s mortgage products and underwriting standards.

BankUnited’s portfolio of residential loans serviced for others was $1.6 billion at June 30, 2006. Servicing and ancillary fees, net of amortization, resulted in fee income of $983,000 for the quarter, compared to a loss of $140,000 for the same quarter in 2005. This portfolio had an impairment adjustment of $540,000 during the current quarter, compared to $130,000 for the same quarter last year.

Expenses and Efficiency Ratio

Non-interest expense was $40.2 million for the quarter, compared to $65.3 million for the same quarter in 2005. Excluding a $36.5 million pre-tax prepayment fee on FHLB debt, non-interest expense was $28.8 million for the quarter ended June 30, 2005. Non-interest expense for the quarter ended June 30, 2006, increased 40% from the quarter ended June 30, 2005, excluding the FHLB prepayment fees. This increase reflects the company’s aggressive expansion in its branch network, operations and support areas.

The efficiency ratio for the quarter was 52%, a decrease from 153.8% for the same quarter last year. Excluding the FHLB prepayment fees, the efficiency ratio for the quarter ended June 30, 2005, would have been 62.8%.

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BankUnited Announces Record Quarterly Net Income 3-3-3

Asset Quality

Non-performing assets as a percentage of total assets increased slightly to 0.11% from the 0.09% for the previous quarter, and from 0.10% for the quarter ended June 30, 2005. There is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future. The allowance for loan losses as a percentage of total loans was 0.31% as of June 30, 2006, compared to 0.33% as of June 30, 2005, and 0.31% as of March 31, 2006.

Capital

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.13% and 14.02%, respectively, at June 30, 2006.

Book value per common share was $19.27 as of June 30, 2006, up from $16.29 at June 30, 2005. The book value includes the full effect of the company’s offering of 5.75 million shares of its Class A common stock at a price of $26.25 during the second quarter of 2006. The offering raised approximately $150.9 million.

BankUnited’s board of directors declared and paid its sixth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock on June 30, 2006, to stockholders of record as of June 15, 2006.

About BankUnited

BankUnited Financial Corp. (NASDAQ:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. BankUnited had assets of $12.9 billion at June 30, 2006. Serving customers through 73 branches in 11 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota and Lee, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held at 2 p.m. EDT on Friday, July 14, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (800) 720-5032 (domestic) or (706) 643-9526 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 2385717. A replay of the call will be available from 5:30 p.m. EDT on July 14 through 11:59 p.m. EDT on July 21, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 2385717.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; events beyond our control including natural disasters and significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

BankUnited Financial Corporation

Quarter Ended June 30, 2006 Earnings Release

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30,
Operations Data:				2006	2005
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$168,144	$141,479	$88,637	$430,632	$238,491
Interest on mortgage-backed securities	15,119	16,293	15,341	48,042	50,461
Interest and dividends on investments and other interest-earning assets	7,082	6,619	5,864	19,590	16,864

Total interest income	190,345	164,391	109,842	498,264	305,816
Interest expense:
Interest on deposits	54,246	44,732	26,160	138,150	67,157
Interest on borrowings	65,308	56,094	41,522	170,682	112,137
Interest on trust preferred securities and subordinated debentures	3,996	3,812	3,395	11,571	9,325

Total interest expense	123,550	104,638	71,077	320,403	188,619

Net interest income	66,795	59,753	38,765	177,861	117,197

Provision for loan losses	1,200	2,300	800	5,800	3,000

Net interest income after provision for loan losses	65,595	57,453	37,965	172,061	114,197

Other income:
Loan servicing fees, net of amortization	983	864	(140)	2,414	(14)
Impairment of mortgage servicing rights	(540)	(330)	(130)	(870)	(130)
Loan fees	838	954	592	2,501	1,735
Deposit fees	1,375	1,338	1,066	4,030	3,182
Other fees	795	707	572	2,142	1,607
Gain on sales of loans, securities, and other assets (1)	4,973	1,872	929	8,735	5,497
Insurance and investment income	921	1,312	970	3,128	3,185
Settlement on swap related debt extinguishment	—	—	(1,369)	—	(1,369)
Other income	1,149	696	1,217	3,499	3,450

Total other income	10,494	7,413	3,707	25,579	17,143

Other expense:
Employee compensation	20,511	17,811	13,231	55,083	37,270
Occupancy and equipment	8,012	7,355	7,214	22,310	17,606
Professional fees	1,733	1,417	2,168	4,646	4,323
Telecommunications and data processing	2,707	2,336	1,886	7,168	5,032
Advertising and promotion expense	2,019	1,664	1,434	5,081	4,253
Debt extinguishment	—	—	36,548	—	36,548
Other operating expenses	5,213	4,789	2,841	13,712	8,647

Total other expense	40,195	35,372	65,322	108,000	113,679

Income before income taxes	35,894	29,494	(23,650)	89,640	17,661

Provision for income taxes	12,069	9,806	(8,841)	29,953	4,389

Net income	$23,824	$19,688	$(14,809)	$59,687	$13,272

Earning Per Share Data:
Net income	$23,824	$19,688	$(14,809)	$59,687	$13,272
Preferred stock dividends	118	118	112	355	319

Net income available to common stockholders	$23,706	$19,570	$(14,921)	$59,332	$12,953

Basic earnings per common share:	$0.65	$0.57	$(0.50)	$1.77	$0.43

Weighted average common shares outstanding	36,212	34,453	30,134	33,596	30,062

Diluted earnings per common share:	$0.62	$0.54	$(0.50)	$1.66	$0.41

Weighted average diluted common shares outstanding	38,629	36,663	30,134	35,879	32,366

(1) Consists of the following:

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30,
				2006	2005
Gain on sales of investments and mortgage-backed securities	$—	$—	$1,025	$—	$3,514
Gain on sales of loans and other assets	$4,973	$1,872	$(96)	$8,735	$1,983

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BankUnited Financial Corporation

Quarter Ended June 30, 2006 Earnings Release (continued)

	As of
Selected Balance Sheet Data:	June 30, 2006	March 31, 2006	June 30, 2005
	(In thousands)
Asset Data:
Total assets	$12,877,044	$12,208,421	$9,944,114
Cash and cash equivalents	$111,188	$90,673	$107,614
Investment securities	$294,652	$291,909	$287,547
Mortgage-backed securities	$1,301,836	$1,393,735	$1,503,236
Loans:
Residential loans	$8,880,138	$8,247,610	$6,349,652
Commercial and commercial real estate loans	1,140,008	1,187,113	864,798
Consumer loans (1)	353,812	327,989	246,119
Unearned discounts, premiums and loan fees	177,236	159,914	106,895
Allowance for loan losses	(32,349)	(30,575)	(24,926)

Loans receivable, net (excluding loans held for sale)	$10,518,845	$9,892,051	$7,542,538

Loans held for sale	$109,967	$14,650	$25,602
FHLB Stock	$240,042	$222,132	$175,193

Liability Data:
Total liabilities	$12,163,650	$11,517,890	$9,444,451
Deposits:
Non-interest bearing deposits	$384,812	$395,264	$326,357
Interest bearing checking and money market deposits	378,707	397,359	389,443
Savings	1,340,311	1,349,238	942,065
Certificates of deposit $100,000 and less	2,120,092	1,857,796	1,460,601

Total core deposits (2)	4,223,922	3,999,657	3,118,466
Certificates of deposit over $100,000	1,631,118	1,453,466	1,104,519

Total deposits	$5,855,040	$5,453,123	$4,222,985

Borrowings (3)	$5,845,412	$5,634,562	$4,798,227
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,874	$195,957	$196,250

Equity Data:
Total stockholders’ equity	$713,394	$690,531	$499,663
Preferred equity	$7,268	$7,268	$6,562

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (4)	$10,289,935	$9,373,969	$7,181,767
Investment securities	$290,337	$292,373	$300,227
Mortgage-backed securities	$1,357,336	$1,459,649	$1,614,157
Interest-earning assets	$12,189,501	$11,364,984	$9,286,648
Assets	$12,539,956	$11,697,353	$9,553,882
Interest bearing deposits	$5,294,892	$4,834,625	$3,792,216
Non-interest-bearing deposits	$381,425	$366,455	$310,098
Other borrowings (3)	$5,690,041	$5,421,407	$4,519,851
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,924	$195,095	$195,458
Interest-bearing liabilities	$11,300,858	$10,571,126	$8,627,525
Liabilities	$11,832,751	$11,050,624	$9,041,377
Stockholders’ equity	$707,206	$646,729	$512,505

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Core deposits have been redefined to include certificates of deposits $100,000 and less in addition to checking, savings and money market accounts.
(3)	Includes FHLB advances, repurchase agreements, and federal funds purchased.
(4)	Includes loans held for sale.

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BankUnited Financial Corporation

Quarter Ended June 30, 2006 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	June 30, 2006	March 31, 2006	June 30, 2005
Quarterly Performance Data:
Return on average tangible common equity	14.12%	12.81%	-12.49%
Return on average assets	0.76%	0.67%	-0.62%
Yield on interest-earning assets	6.25%	5.80%	4.73%
Cost of interest-bearing liabilities	4.38%	4.01%	3.30%
Net interest yield on earning assets (margin)	2.18%	2.07%	1.66%
Net interest spread	1.87%	1.80%	1.43%
Efficiency Ratio	52.01%	52.66%	153.80%

	For the Nine Months Ended
	June 30, 2006	June 30, 2005
Year to Date Performance Data:
Return on average tangible common equity	13.48%	3.68%
Return on average assets	0.68%	0.19%
Yield on interest-earning assets	5.85%	4.59%
Cost of interest-bearing liabilities	4.05%	3.05%
Net interest yield on earning assets (margin)	2.08%	1.73%
Net interest spread	1.80%	1.52%
Efficiency Ratio	53.09%	84.62%

	As of
	June 30, 2006	March 31, 2006	June 30, 2005
		(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$19.27	$18.85	$16.29
Tangible book value per common share	$18.50	$18.07	$15.35
Closing price of Class A Common Stock	$30.52	$27.04	$27.04
Common shares outstanding	36,641	36,247	30,269
Average equity to average assets (3 mos.)	5.64%	5.53%	5.36%

Capital Ratios:
Tangible capital ratio (1)	7.1%	7.3%	7.2%
Tier 1 core capital ratio (1)	7.1%	7.3%	7.2%
Total risk-based capital ratio (1)	14.0%	14.3%	14.7%

Non-Performing Assets:
Non-accrual loans	$13,230	$10,794	$8,509
Restructured loans	—	—	—
Loans 90 day past due and still accruing	51	366	537

Total non-performing loans	13,281	11,160	9,046
Real estate owned	666	224	524

Total non-performing assets	$13,947	$11,384	$9,570

Allowance for loan losses	$32,349	$30,575	$24,926

Non-performing assets to total assets	0.11%	0.09%	0.10%
Non-performing loans to total loans	0.12%	0.11%	0.12%
Allowance for loan losses as a percentage of total loans	0.31%	0.31%	0.33%
Allowance for loan losses as a percentage of non-performing loans	243.57%	273.97%	275.55%
Net (recoveries) charge-offs for the three months ended	$(574)	$371	$651
Net annualized year-to-date (recoveries) charge-offs as a percentage of average total loans	-0.011%	-0.005%	0.04%

(1)	Capital ratios are for BankUnited FSB only.

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BankUnited Financial Corporation

Quarter Ended June 30, 2006 Earnings Release (continued)

		For the Three Months Ended			For the Nine Months Ended June 30,
		June 30, 2006	March 31, 2006	June 30, 2005
					2006	2005
		(dollars and shares in thousands, except per share amounts)
Reconciliation of GAAP to non-GAAP measures:

Net income:
	GAAP net income	$23,824	$19,688	$(14,809)	$59,687	$13,272
	Less: $24.6 million after-tax effect of debt prepayment	—	—	(24,646)	—	(24,646)

	Non-GAAP net income	$23,824	$19,688	$9,837	$59,687	$37,918

Earnings per share:
Basic
Numerator	GAAP net income (loss) available to common stockholders	$23,706	$19,570	$(14,921)	$59,332	$12,953
	Less: $24.6 million after-tax effect of debt prepayment	—	—	(24,646)	—	(24,646)

	Non-GAAP net income available to common stockholders	$23,706	$19,570	$9,725	$59,332	$37,599

Denominator	GAAP weighted average common shares outstanding	36,212	34,453	30,134	33,596	30,062
	Adjustment for non-GAAP measure	—	—	—	—	—

	Non-GAAP weighted average common shares outstanding	36,212	34,453	30,134	33,596	30,062

EPS	GAAP basic earnings per share	$0.65	$0.57	$(0.50)	$1.77	$0.43
	Less: $24.6 million after-tax effect of debt prepayment	—	—	(0.82)	—	(0.82)

	Non-GAAP basic earnings per share	$0.65	$0.57	$0.32	$1.77	$1.25

Diluted
Numerator	GAAP net income (loss) for diluted earnings per share	$23,706	$19,570	$(14,921)	$59,332	$13,272
	Less: $24.6 million after-tax effect of debt prepayment	—	—	(24,646)	—	(24,646)
	$111,886 add back from convertible stock dividends	—	—	(112)	—	—

	Non-GAAP net income for diluted earnings per share	$23,706	$19,570	$9,837	$59,332	$37,918

Denominator	GAAP weighted average shares for diluted earnings per share	36,212	34,453	30,134	33,596	32,366
	Adjustment for non-GAAP measure	—	—	2,156	—	—

	Non-GAAP weighted average shares for diluted earnings per share	36,212	34,453	32,290	33,596	32,366

EPS	GAAP diluted earnings per share (1)	$0.62	$0.54	$(0.50)	$1.66	$0.41
	less: Impact of adjustments to earnings and shares outstanding	—	—	(0.80)	—	(0.76)

	Non-GAAP basic earnings per share	$0.62	$0.54	$0.30	$1.66	$1.17

Note:	BankUnited believes earnings, not including losses related to the FHLB prepayments (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.
(1)	The conversion of 2,155,577 common equivalent shares and related adjustments to income were not considered when computing diluted earnings per share during the quarter ended June 30, 2005 which had a net operating loss.